Exhibit 5.2

[Letterhead of Jaffe, Raitt, Heuer & Weiss, P.C.]

July 30, 2004

Superior Essex Communications LP

Essex Group, Inc.
150 Interstate North Parkway
Atlanta, Georgia 30339

Ladies and Gentlemen:

We have acted as special Michigan counsel to Essex Group, Inc., a Michigan corporation (“Essex Group” and, together with, Superior Essex Communications LP, a Delaware limited partnership, “Issuers”), and Essex Wire Corporation, a Michigan corporation (“Essex Wire”), in connection with the proposed offer by the Issuers to exchange $257,100,000 aggregate principal amount of its 9% Senior Series B Notes due 2012 (the “New Notes”) for all of its outstanding 9% Senior Notes due 2012 (the “Old Notes”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the New Notes.

In connection with rendering this opinion, we have examined copies of the following documents listed below, and nothing else:

A.                                   the Registration Statement;

B.                                     the New Notes;

C.                                     the Guarantee;

D.                                    the Registration Rights Agreement, dated April 14, 2004, by and among the Issuers, the guarantors of the Old Notes and the initial purchasers of the Old Notes (the “Registration Rights Agreement”);

E.                                      the Indenture;

F.                                      Certified copy of the Articles of Incorporation of Essex Group (“EGI Articles”) certified by the Director of the Michigan Department of Labor & Economic Growth (the “Director”) on April 7, 2004;

G.                                     Bylaws of Essex Group (“EGI Bylaws”);

H.                                    Certified copy of the Articles of Incorporation of Essex Wire (“EWC Articles”) certified by the Director on April 7, 2004;

I.                                         Bylaws of Essex Wire (“EWC Bylaws”);

J.                                        Certificate of Good Standing for Essex Group certified by the Director on July 29, 2004;

K.                                    Certificate of Good Standing for Essex Wire certified by the Director on July 29, 2004;

L.                                      Unanimous Written Consent of the board of directors of Essex Group dated April 6, 2004; and

M.                                 Unanimous Written Consent of the board of directors of Essex Wire dated April 6, 2004.

The documents listed in paragraphs A through M above, inclusive, are collectively referred to in this opinion as the “Documents.” The documents listed in paragraphs F through M above, inclusive, are collectively referred to in this opinion as the “Organizational Documents.” All of the Documents (other than certified copies received from the Director) were provided to us by Proskauer Rose LLP, counsel for the Issuers.

In rendering our opinion, we have assumed, without independent verification or investigation, that: (i) none of the EGI Articles, EGI Bylaws, EWC Articles or EWC Bylaws have been amended or modified since the date of the relevant documents as provided to us and described in paragraphs F through I above, respectively, and such documents remain in full force and effect; (ii) all natural persons signing the Documents have legal capacity; (iii) all Documents submitted to us as certified or photostatic copies conform to the originals of such documents and that all signatures are genuine; (iv) the resolutions set forth in the documents identified in paragraphs L and M above have not been amended, modified, superseded or revoked and remain in full force and effect; (v) each person that signs the New Notes on behalf of Essex Group will be the duly elected Chief Executive Officer, President, Vice President, Secretary or Assistant Secretary of Essex Group; (vi) David S. Aldridge is the duly elected Vice President of Essex Wire and is the person who signed the Guarantee on behalf of Essex Wire; (vii) Essex Group owns all of the outstanding capital stock of Essex Wire; (viii) the issuance and delivery of the New Notes will not, at or prior to the time of delivery of the New Notes, result in a violation of any provision of any instrument or agreement then binding on the Issuers, or any restriction imposed by any court or governmental body having jurisdiction over the Issuers; and (ix) the consideration that supports the Guarantee of Essex Wire is adequate, Essex Wire is solvent and Essex Wire has adequate capital.

Based solely on the foregoing and subject to the limitations and qualifications set forth below, we are of the opinion that, as of the date of this opinion, insofar as Michigan law is concerned:

1.             The New Notes have been duly authorized and, when the Registration Statement has become effective and the New Notes have been duly executed, authenticated, issued and delivered by or on behalf of Essex Group in accordance with the terms of the Registration Rights Agreement and the Indenture, such New Notes will be legally issued and will constitute the valid and legally binding obligation of Essex Group, enforceable against Essex Group in accordance with their terms.

2.             When the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the Guarantee will constitute the valid and legally binding obligation of Essex Wire, enforceable against Essex Wire in accordance with its terms.

In addition to the qualifications set forth above, we express no opinion as to any of the following matters: (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the effect of any federal or state securities laws, rules or regulations.

This opinion is limited to the laws of the State of Michigan and we do not express any opinion with respect to the laws of any other jurisdiction.  We note that the Indenture, the New Notes and the Guarantee each provide that they are to be governed by the laws of the State of New York.  We have made no study of the laws, decisions and other authorities of such state, and we express no opinion concerning the validity, binding effect or enforceability of the Indenture or the New Notes under the laws of such state.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.2 of the Registration Statement.  We also consent to the reference to this firm as having passed on the validity of the New Notes under the caption “Legal Matters” in the Registration Statement. In giving such consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.  Proskauer Rose LLP is entitled to rely on this opinion in connection with the opinion being delivered by such firm in connection with the Registration Statement.

Very truly yours,

/s/ Jaffe, Raitt, Heuer & Weiss, P.C.